Exhibit 99.1

TCR2 Therapeutics Announces Immuno-Oncology Pioneer Dr. Axel Hoos

Joins its Board of Directors

CAMBRIDGE, Mass., April 15, 2020 - TCR2 Therapeutics Inc. (Nasdaq: TCRR), a clinical-stage immunotherapy company developing the next generation of novel T cell therapies for patients suffering from cancer, today announced the appointment of Axel Hoos, M.D., Ph.D., to its Board of Directors. An immuno-oncology pioneer with broad business and scientific expertise, Dr. Hoos is recognized for launching the field through development of the anti-CTLA-4 ipilimumab, the first FDA-approved checkpoint immunotherapy.

"With TCR2 at a significant inflection point in the growth of its clinical pipeline and platform, we are delighted to announce that Axel Hoos, one of the most respected industry leaders in oncology, will be joining our Board of Directors," said Garry Menzel, Ph.D., President and Chief Executive Officer of TCR2 Therapeutics. "Axel’s vision and leadership have had a profound impact on how the industry approaches the discovery and development of immunotherapies. His guidance and highly relevant immuno-oncology experience will be critical to expanding the use of our novel T-cell therapies and our mission of improving the lives of cancer patients suffering from a wide range of solid tumors and hematologic malignancies.”

Dr. Axel Hoos is Senior Vice President, R&D Governance Chair, and Therapeutic Area Head for Oncology at GlaxoSmithKline Pharmaceuticals (GSK). He is responsible for technical and funding decisions and leads the Oncology business including discovery and development with the four focus areas of immuno-oncology, epigenetics, cell & gene therapy and synthetic lethality. He returned GSK to Oncology after a divestment of its marketed medicines to Novartis in 2015. Recent portfolio expansions included the acquisition of Tesaro and the cell & gene therapy licensing agreements with Adaptimmune, Lyell and Immatics.

"Our goal in immunotherapy is to create transformational medicines for patients through innovation and by challenging or expanding established scientific concepts," said Dr. Hoos. "TCR2 has developed a promising and elegant approach by leveraging the power of the full T cell receptor independent of HLA. I am pleased to be joining the TCR2 Board of Directors at such an exciting time and begin working with management to contribute to the development of its TRuC-T cell platform."

Prior to GSK, Dr. Hoos was the Global Medical Lead in Immunology/Oncology at Bristol-Myers Squibb where he developed Yervoy (ipilimumab) which was the first checkpoint inhibitor drug in immuno-oncology. The discovery of ipilimumab’s scientific mechanism was honored with the Nobel Prize for Physiology or Medicine to Dr. James Allison in 2018. Dr. Hoos was also Senior Director of Clinical Development at Agenus Bio.

Dr. Hoos also serves as Chairman of the Board of Trustees of the Sabin Vaccine Institute, a Global Health organization, Co-Founder and Director on the Board of Imugene, a biotech company, Co-Director of the Cancer Immunotherapy Consortium and Scientific Advisory Board Member of the Cancer Research Institute.

Dr. Hoos holds an M.D. from Ruprecht-Karls-University and a Ph.D. in molecular oncology from the German Cancer Research Center (DKFZ). He trained in surgery at the Technical University in Munich and at Memorial Sloan-Kettering Cancer Center in New York City (where he also studied molecular pathology and tumor immunology). He is an alumnus of the Program for Leadership Development at Harvard Business School.

About TCR2 Therapeutics

TCR2 Therapeutics Inc. is a clinical-stage immunotherapy company developing the next generation of novel T cell therapies for patients suffering from cancer. TCR2’s proprietary T cell receptor (TCR) Fusion Construct T cells (TRuC®-T cells) specifically recognize and kill cancer cells by harnessing signaling from the entire TCR, independent of human leukocyte antigens (HLA). In preclinical studies, TRuC-T cells have demonstrated superior anti-tumor activity compared to chimeric antigen receptor T cells (CAR-T cells), while exhibiting lower levels of cytokine release. The Company’s lead TRuC-T cell product candidate targeting solid tumors, TC-210, is currently being studied in a Phase 1/2 clinical trial to treat patients with mesothelin-positive non-small cell lung cancer (NSCLC), ovarian cancer, malignant pleural/peritoneal mesothelioma, and cholangiocarcinoma. The Company’s lead TRuC-T cell product candidate targeting hematological malignancies, TC-110, is currently being studied in a Phase 1/2 clinical trial to treat patients with CD19-positive adult acute lymphoblastic leukemia (aALL) and with aggressive or indolent non-Hodgkin lymphoma (NHL). For more information about TCR2, please visit www.tcr2.com.

Forward-looking Statements

This press release contains forward-looking statements and information within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "may," "will," "could", "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "projects," "seeks," "endeavor," "potential," "continue" or the negative of such words or other similar expressions can be used to identify forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding the development of the Company’s product candidates and the therapeutic potential of its product candidates and platform.

The expressed or implied forward-looking statements included in this press release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: uncertainties inherent in clinical studies and in the availability and timing of data from ongoing clinical studies; whether interim results from a clinical trial will be predictive of the final results of the trial; whether results from preclinical studies or earlier clinical studies will be predictive of the results of future trials; the expected timing of submissions for regulatory approval or review by governmental authorities, including review under accelerated approval processes; orphan drug designation eligibility; regulatory approvals to conduct trials or to market products; TCR2’s ability to maintain sufficient manufacturing capabilities to support its research, development and commercialization efforts, whether TCR2's cash resources will be sufficient to fund TCR2's foreseeable and unforeseeable operating expenses and capital expenditure requirements; and other risks set forth under the caption "Risk Factors" in TCR2’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and its other filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although TCR2 believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur.

Moreover, except as required by law, neither TCR2 nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements included in this press release. Any forward-looking statement included in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor and Media Contact:

Carl Mauch

Director, Investor Relations and Corporate Communications

TCR2 Therapeutics Inc.

(617) 949-5667

carl.mauch@tcr2.com